Exhibit 99.3

NEWS RELEASE
Tenet Healthcare Corporation
Headquarters Office
3820 State Street
Santa Barbara, CA 93105
Tel 805.563.6855
Fax 805.563.6871
http://www.tenethealth.com
Contacts:
	Media:	Harry Anderson (805) 563-6816
	Investors:	Diana Takvam (805) 563-6883

Triad to Acquire 4 Tenet Hospitals in Arkansas

SANTA BARBARA, Calif - Sept. 2, 2003 – Tenet Healthcare Corporation (NYSE: THC) announced today that the company has signed a definitive agreement with Triad Hospitals, Inc. (NYSE: TRI) under which Triad will acquire four hospitals owned by Tenet subsidiaries in Arkansas.

Gross proceeds to Tenet from the sale of the four hospitals are estimated at $175 million.  This includes $142 million for property, plant and equipment from Triad, less an $8 million credit for certain working capital items assumed at closing.  The gross proceeds also include approximately $33 million from liquidation of the remaining working capital.

The four facilities are Central Arkansas Hospital, a 193-bed facility in Searcy; National Park Medical Center, a 166-bed hospital in Hot Springs; Regional Medical Center of Northeast Arkansas, a 104-bed facility in Jonesboro, and Saint Mary’s Regional Medical Center, a 170-bed hospital in Russellville.  The transaction is subject to the receipt of all necessary regulatory approvals.  Tenet expects to use proceeds of the sale for general corporate purposes.

“This transaction is a tribute to the quality of our entire portfolio of hospitals because it highlights their value to the communities they serve,” said Trevor Fetter, Tenet’s president and acting chief executive officer.  “While these four hospitals no longer fit our core operating strategy, we’re very pleased to be handing them over to an operator who will maintain their reputation for caring excellence and community service.”

In March, Tenet announced that it would divest or consolidate 14 hospitals that no longer fit the company’s core operating strategy.  On Aug. 25, Tenet announced that it has reached a definitive agreement with Health Management Associates, Inc. under which HMA will acquire five hospitals owned by Tenet subsidiaries in Florida, Missouri and Tennessee.  On Aug. 26, Tenet and Albert Einstein Healthcare Network jointly announced that they have reached a definitive agreement under which Albert Einstein Healthcare Network will acquire Elkins Park Hospital in Philadelphia from a Tenet subsidiary.

In aggregate, the announced sales are expected to result in gross proceeds to Tenet, including working capital, of approximately $738 million.  Net proceeds for the three announced transactions are expected to be approximately $600 million after taxes and transaction costs.  Two of the 14 hospitals – Parkview Hospital in Philadelphia, Pa., and Santa Ana Hospital Medical Center in Santa Ana, Calif. – are in the process of closing.  Negotiations for the sale of the remaining two hospitals are ongoing and anticipated proceeds from these assets are not included in the figures above.

Here are brief profiles of the four hospitals being acquired by Triad:

•                       Central Arkansas Hospital, a 193-bed acute care facility in Searcy, offers a full range of services including open heart surgery and a brain injury/neurosurgery program.

•                       National Park Medical Center is a 166-bed acute care hospital in Hot Springs, Arkansas.  Services include inpatient rehabilitation and inpatient psychiatry as well as a full range of acute services including open heart surgery, Level II neonatal intensive care unit, joint replacement surgery and neurosurgery.

•                       Regional Medical Center of NEA, a 104-bed acute care hospital in Jonesboro, provides a wide variety of services, including open heart surgery, neurosurgery, joint replacement surgery and obstetrics.

•                       Saint Mary’s Regional Medical Center, a 170-bed acute care facility, is the only hospital in Russellville.  Saint Mary’s offers a comprehensive outpatient rehabilitation facility as well as inpatient rehabilitation, radiation therapy, chemotherapy, cardiac catheterization, joint replacement surgery and obstetrics.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates 114 acute care hospitals with 27,743 beds and numerous related health care services.  Tenet and its subsidiaries employ approximately 116,500 people serving communities in 16 states.  Tenet’s name reflects its core business philosophy: the importance of shared values among partners - including employees, physicians, insurers and communities - in providing a full spectrum of health care.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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Certain statements in this release may constitute forward-looking statements.  They are based on management’s current expectations and could be affected by numerous factors and are subject to various risks and uncertainties.  Certain of those risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including the Company’s transition report on Form 10-K for the 7-month period ended Dec. 31, 2002 and quarterly reports on Form 10-Q.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.